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                                                                    EXHIBIT 99.1

                    SAFE HARBOR UNDER THE PRIVATE SECURITIES
                          LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. HLM Design, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance, finances and management's plans and objectives, contained in this report is forward-looking. In some cases information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appear together with such statement. Also, the following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

INNOVATIVE STRATEGY

The Company's operating and growth strategies are predicated upon its ability to contract with architectural, engineering and planning firms("AEP Firm's") operations and to generate profits from those firms. The process of identifying suitable AEP Firms candidates for entering into Management and Services Agreements and proposing, negotiating and implementing economically feasible affiliations with AEP Firms is lengthy and complex. Such strategies require intense management direction in a dynamic marketplace that is increasingly subject to cost containment and other competitive pressures. There can be no assurance that these strategies will be successful or that modifications to the Company's strategies will not be required.

MANAGEMENT AND SERVICES AGREEMENTS WITH A LIMITED NUMBER OF FIRMS

The Company's revenues are derived solely from its contractual relationships with the Managed Firms (for whom, as indicated below, the Company will also provide required financing). Currently, the Company has Management and Services Agreements with three subsidiaries (JPJ, GAIH and BL&P) and three other firms. All of these other firms are related to each other and to the Company, by common principal stockholders, Joseph M. Harris and Vernon B. Brannon. There can be no assurance that the Company will be able to successfully enter into Management and Services Agreements with additional firms.

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UNCERTAINTIES CONCERNING ABILITY TO RECEIVE PAYMENTS FROM MANAGED FIRMS

The Company earns, for services provided to the Managed Firms, 99% of the net income of the Managed Firms as determined in accordance with generally accepted accounting principles. However, for cash management purposes, the Company is to receive 99% of the positive cash flows of the Managed Firms (calculated for any period as the change in the cash balances from the beginning of the period to the end of the period). The Company's ability actually to receive payments in respect thereof during any particular period will be subject to the cash requirements of the Managed Firms. To the extent the cash requirements of the Managed Firms continue to exceed 1% of positive cash flows, the Company will be unable to receive payments against such receivable and such payments will continue to be delayed. The Company's ability to pay dividends on the Common Stock will depend on the ability of the Company to collect such receivables.

DEPENDENCE ON KEY PERSONNEL AND LIMITED MANAGEMENT AND PERSONNEL RESOURCES

The Company's success depends to a significant degree upon the continued contributions of its senior management team and professional personnel. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company carries key employee insurance on each of Joseph M. Harris and Vernon B. Brannon and has employment and/or noncompetition agreements with Messrs. Harris and Brannon as well as with several (although not all) of its senior professional staff. There can be no assurance, however, that a court would enforce the noncompetition agreements as currently in effect. If courts refuse to enforce the noncompetition agreements of the Company or the Managed Firms, such refusals could have a material adverse effect on the Company. In addition, as the Company expands it will likely be dependent on the senior professional staff of any firm with which the Company enters into a Management and Services Agreement. The loss of the services of key employees could have a material adverse effect on the Company. In addition, the lack of qualified professional staff or employees of the Company's potential candidates for Management and Services Agreements may limit the Company's ability to consummate future agreements.

DEPENDENCE ON MANAGED FIRMS

The Company's revenues depend on fees and revenues generated by various AEP Firms managed by the Company. Any material loss of revenue by such firms, whether as a result of the loss of professionals or otherwise, could have a material adverse effect on the Company. The Company itself is not engaged in the practice of architecture, engineering or planning and, as a result, does not control (i) the practice of architecture, engineering or planning by professionals or (ii) the compliance with certain regulatory requirements directly applicable to the Managed Firms.

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RISKS INHERENT IN PROVISION OF SERVICES

The Managed Firms and certain employees of the Managed Firms are involved in the delivery of services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. Although the Company is indemnified under its Management and Services Agreements for claims against the Managed Firms and their employees, the Company maintains liability insurance for itself and negotiates liability insurance for its Managed Firms and the professionals employed by its Managed Firms. Successful malpractice claims asserted against the Managed Firms, their employees or the Company could have an adverse effect on the Company's profitability.

COMPETITION

The business of providing architectural, engineering and planning related services is highly competitive. The Company's competition includes many other firms, including large national firms as well as regional or small local firms. Several companies that have established operating histories and significantly greater resources than the Company provide some of the services provided by the Managed Firms. In addition, there are other companies with substantial resources that may in the future decide to engage in activities similar to those in which the Company engages.

UNCERTAINTIES CONCERNING ADDITIONAL FINANCINGS

The Company's operating and growth strategies require substantial capital resources, particularly since the Company, as the management company, will be responsible for the financing of working capital growth, capital growth and other cash needs of the Managed Firms. These requirements will result in the Company incurring long-term and short-term indebtedness and may result in the public or private issuance, from time to time, of additional debt or equity securities, including the issuance of such securities in connection with the execution of Management and Services Agreements. There can be no assurance that any such financing will be obtainable on terms acceptable to the Company.

GOVERNMENT REGULATION

The architectural and engineering industries are regulated at the state level. The Company believes its operations are in material compliance with applicable law. Nevertheless, because of the unique structure of the relationships between the Company and its Managed Firms, many aspects of these relationships have not been the subject of prior regulatory interpretation. The Company has not discussed its structure with or received approvals from any regulatory authorities, and is unaware of its business being reviewed by any such regulatory authorities. There can be no assurance that a review of the Company's business by applicable regulatory authorities will not result in determinations that may adversely affect the operations of the Company or prevent its continued

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operation. There also can be no assurance that the regulatory environment will not change so as to restrict the Company's existing operations or limit the expansion of the Company's business. Expansion of the operations of the Company to certain jurisdictions could require structural and organizational modifications of the Company's relationships with its Managed Firms. Consequently, if the Company is unable or unwilling to undertake such modifications, it may be limited in its ability to expand into certain jurisdictions. As of the date hereof, the Company has not determined which jurisdictions would require structural or organizational modifications of the Company's relationships with the Managed Firms. Although the Company believes its operations are in material compliance with existing applicable law, there can be no assurance that the Company's existing Management and Services Agreements could not be successfully challenged as, for example, constituting the unlicensed practice of architecture, or that the enforceability of the provisions thereof, including non-disclosure agreements therein, will not be limited.

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